BLUE BIRD REPORTS FISCAL 2022
FIRST QUARTER RESULTS
FOCUSED ON MARGIN EXPANSION AND EV GROWTH
IMPACTED BY SUPPLY CHAIN DISRUPTIONS, INFLATIONARY PRESSURES
CONFIRMS FY2022 GUIDANCE

Net Sales of $129.2M and GAAP Net Loss of $4.1M
Firm Order Backlog of Record 4,800+ units
Electric Type C & D Bus Backlog at 280+ units
Adjusted EBITDA of $3.6M with 1,149 Buses Sold

MACON, Ga. (February 9, 2022) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2022 first quarter results. GAAP net loss for the quarter of $4.1 million was $2.5 million higher than the same FY2021 fiscal period. Adjusted EBITDA for the quarter was $3.6 million, down $2.2 million from last year. Order backlog remains strong at a record 4,800 buses, worth approximately $500 million, which fills a large portion of FY2022 production.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended January 1, 2022	B/(W) 2021
Unit Sales	1,149	(106)
GAAP Measures:
Revenue	$129.2	$(1.2)
Net Income	$(4.1)	$(2.5)
Diluted Earnings per Share	$(0.15)	$(0.09)
Non-GAAP Measures[1]:
Adjusted EBITDA	$3.6	$(2.2)
Adjusted Net Income	$(2.0)	$(2.1)
Adjusted Diluted Earnings per Share	$(0.07)	$(0.07)
1 Reconciliation to relevant GAAP metrics shown below

Blue Bird faced a challenging first quarter marked by supply chain disruptions and inflationary pressures. Primarily driven by the global COVID-19 pandemic, the company continued to be negatively impacted by rising raw material, freight and labor costs, as well as the worldwide microchip shortage. Blue Bird has also onboarded a second source supplier for one of the critical components that has been impacting production. In addition, Blue Bird brought its pricing in line with expected cost increases. The company announced a 4% price increase for new orders effective March 1st, on top of a total 11% price increase announced through the summer of 2021.

As an employee-centric organization, Blue Bird continued to invest in its workforce and workplace upgrades to further improve safety, quality, cost and delivery. Blue Bird also advanced its Lean Transformation to implement a world class-operating system that improves efficiency, quality and production capacity while reducing costs.

The transformation enables Blue Bird to capitalize on significant growth opportunities tied to chassis building and the electrification of school buses.

“We are expanding our chassis business to motorhomes and electrified, last mile delivery vehicles,” said Matthew Stevenson, President and CEO of Blue Bird Corporation. “With a market size of more than 30,000 units we will effectively double our addressable market. Based on our world-class engineering capabilities and nearly 95 years of experience in bus chassis building, Blue Bird is uniquely qualified to serve these markets.

“Blue Bird also remains committed to further grow its share of emission-free electric activity and school buses in North America. The Bipartisan Infrastructure Bill allocates $5B in funding for electric and low-emission school buses. The U.S. Environmental Protection Agency (EPA) is scheduled to start implementing the program by the end of March. Blue Bird anticipates orders to follow in 2H 2022.

Added Stevenson: “Blue Bird is the proven technology leader for zero-emission electric activity and school buses. We anticipate scaling up our electric vehicle production capacity to 4,000 vehicles a year by 2024 to meet demand. Blue Bird continues to transform the transportation industry.”

2022 Guidance Confirmed
“We are expecting a challenging 1H for fiscal 2022 due to continued supply constraints and margin pressure, with the majority of the supplier cost increases taking effect on January 1, 2022,” said Razvan Radulescu, CFO of Blue Bird Corporation. “We still expect to see gradual relief beginning in fiscal Q3 as supply chain constraints are resolved due to new suppliers coming on board, and orders with the 11% price increase begin to be delivered. In Fiscal Q4 we expect to be at higher production levels and with normalized margins as the full 11% price increase goes into effect. Therefore, we are maintaining our guidance for fiscal 2022, previously released during our fiscal 2021 year-end call.”

Fiscal 2022 First Quarter Results

Net Sales
Net sales were $129.2 million for the first quarter of fiscal 2022, a decrease of $1.2 million, or 0.9%, from prior year period. Bus unit sales were 1,149 units for the quarter compared with 1,255 units for the same period last year. The $5.4 million decrease in bus segment sales was partially offset by an increase of $4.2 million in parts segment sales, driven by increased demand, as more busses are in operation as more schools have opened back up to in person learning, and by pricing actions taken by management to offset increases in purchased part costs.

Gross Profit
First quarter gross profit of $16.2 million represented an increase of $1.7 million from the first quarter of last year. The increase was primarily driven by higher parts segment sales volume and pricing actions taken by management to offset increases in purchased part costs. Gross profit margin improved 1.4 points to 12.5%.

Net Loss
Net loss was $4.1 million for the first quarter of fiscal 2022, which was $2.5 million higher than the same period last year. The increase was primarily driven by an increase of $3.5 million in SG&A, which was largely a result of share-based compensation expense as a result of the accelerated vesting of all outstanding stock awards for two of the Company's former executives, merit increases for all employees, and reversal of COVID-19 related extraordinary actions taken in the first quarter of fiscal 2021 to reduce labor costs. This increase in SG&A was partially offset by a $1.2 million increase in income tax benefit.

Adjusted Net Income
Adjusted Net Income was $(2.0) million, representing a decrease of $2.1 million compared with the same period last year. This decrease is primarily due to the $2.5 million increase in net loss. This was partially offset by a $0.7 million increase in share-based compensation.

Adjusted EBITDA
Adjusted EBITDA was $3.6 million, which was a decrease of $2.2 million compared with the first quarter last year. This decrease is primarily due to the $2.5 million increase in net loss.

Conference Call Details

Blue Bird will discuss its first quarter 2022 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 1-877-407-0784 or 1-201-689-8560

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com. For Blue Bird's line of emission-free electric buses, visit www.bluebirdelectricbus.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors to determine (a) the annual cash bonus payouts, if any, to be made to certain members of management based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as stock-compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Profitability & Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands of dollars, except for share data)	January 1, 2022	October 2, 2021
Assets
Current assets
Cash and cash equivalents	$4,069	$11,709
Accounts receivable, net	6,140	9,967
Inventories	141,953	125,206
Other current assets	12,044	9,191
Total current assets	$164,206	$156,073
Property, plant and equipment, net	104,675	105,482
Goodwill	18,825	18,825
Intangible assets, net	48,940	49,443
Equity investment in affiliate	13,916	14,817
Deferred tax assets	6,117	4,413
Finance lease right-of-use assets	5,111	5,486
Other assets	2,258	1,481
Total assets	$364,048	$356,020
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$61,410	$72,270
Warranty	6,821	7,385
Accrued expenses	14,083	12,267
Deferred warranty income	7,493	7,832
Finance lease obligations	1,340	1,327
Other current liabilities	5,090	8,851
Current portion of long-term debt	16,088	14,850
Total current liabilities	$112,325	$124,782
Long-term liabilities
Revolving credit facility	$5,000	$45,000
Long-term debt	144,181	149,573
Warranty	10,431	11,165
Deferred warranty income	11,595	12,312
Deferred tax liabilities	3,743	3,673
Finance lease obligations	4,197	4,538
Other liabilities	12,393	14,882
Pension	21,720	22,751
Total long-term liabilities	$213,260	$263,894
Stockholders' equity (deficit)
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at January 1, 2022 and October 2, 2021	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 31,975,274 and 27,205,269 shares outstanding at January 1, 2022 and October 2, 2021, respectively	3	3
Additional paid-in capital	171,150	96,170
Accumulated deficit	(37,835)	(33,753)
Accumulated other comprehensive loss	(44,573)	(44,794)
Treasury stock, at cost, 1,782,568 shares at January 1, 2022 and October 2, 2021	(50,282)	(50,282)
Total stockholders' equity (deficit)	$38,463	$(32,656)
Total liabilities and stockholders' equity (deficit)	$364,048	$356,020

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
(in thousands of dollars except for share data)	January 1, 2022	January 2, 2021
Net sales	$129,223	$130,434
Cost of goods sold	113,026	115,966
Gross profit	$16,197	$14,468
Operating expenses
Selling, general and administrative expenses	18,233	14,690
Operating loss	$(2,036)	$(222)
Interest expense	(3,082)	(1,930)
Interest income	—	1
Other income, net	736	643
Loss on debt modification	(561)	(598)
Loss before income taxes	$(4,943)	$(2,106)
Income tax benefit	1,762	521
Equity in net loss of non-consolidated affiliate	(901)	(29)
Net loss	$(4,082)	$(1,614)

Loss per share:
Basic weighted average shares outstanding	28,118,450	27,060,259
Diluted weighted average shares outstanding	28,118,450	27,060,259
Basic loss per share	$(0.15)	$(0.06)
Diluted loss per share	$(0.15)	$(0.06)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
(in thousands of dollars)	January 1, 2022	January 2, 2021
Cash flows from operating activities
Net loss	$(4,082)	$(1,614)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,288	3,471
Non-cash interest expense	1,143	563
Share-based compensation	1,673	724
Equity in net loss of non-consolidated affiliate	901	29
Loss (gain) on disposal of fixed assets	9	(1)
Deferred taxes	(1,704)	(106)
Amortization of deferred actuarial pension losses	291	465
Loss on debt modification	561	598
Changes in assets and liabilities:
Accounts receivable	3,827	2,721
Inventories	(16,747)	(12,618)
Other assets	(2,554)	245
Accounts payable	(11,115)	(6,545)
Accrued expenses, pension and other liabilities	(8,568)	571
Total adjustments	$(28,995)	$(9,883)
Total cash used in operating activities	$(33,077)	$(11,497)
Cash flows from investing activities
Cash paid for fixed assets	$(1,570)	$(3,317)
Total cash used in investing activities	$(1,570)	$(3,317)
Cash flows from financing activities
Payments of revolving credit facility borrowings	$(40,000)	$—
Principal payments of senior term loan borrowings	(3,713)	(2,475)
Principal payments of finance lease borrowings	(328)	(382)
Cash paid for debt costs	(2,468)	(2,476)
Proceeds from Private Placement	75,000	—
Cash paid for repurchases of common stock in connection with employee stock award exercises	(1,484)	(518)
Cash received from employee stock option exercises	—	74
Total cash provided by (used in) financing activities	$27,007	$(5,777)
Change in cash and cash equivalents	(7,640)	(20,591)
Cash and cash equivalents, beginning of period	11,709	44,507
Cash and cash equivalents, end of period	$4,069	$23,916

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended
(in thousands of dollars)	January 1, 2022	January 2, 2021
Net loss	$(4,082)	$(1,614)
Adjustments:
Interest expense, net (1)	3,157	2,012
Income tax benefit	(1,762)	(521)
Depreciation, amortization, and disposals (2)	3,523	3,676
Operational transformation initiatives	1	55
Share-based compensation	1,673	724
Product redesign initiatives	253	186
Restructuring and other charges	246	494
Costs directly attributed to the COVID-19 pandemic (3)	29	170
Loss on debt modification	561	598
Adjusted EBITDA	$3,599	$5,780
Adjusted EBITDA margin (percentage of net sales)	2.8%	4.4%

(1) Includes $0.1 million for both fiscal periods, representing interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million for both fiscal periods, representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(3) Primarily represents costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended
(in thousands of dollars)	January 1, 2022	January 2, 2021
Net cash used in operating activities	$(33,077)	$(11,497)
Cash paid for fixed assets	(1,570)	(3,317)
Free cash flow	$(34,647)	$(14,814)
Cash paid for product redesign initiatives	253	186
Cash paid for operational transformation initiatives / Other	1	55
Cash paid for restructuring charges	246	494
Cash paid for costs directly attributed to COVID-19	29	170
Adjusted free cash flow	(34,118)	(13,909)

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended
(in thousands of dollars)	January 1, 2022	January 2, 2021
Net loss	$(4,082)	$(1,614)
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	1	41
Product redesign initiatives	190	140
Share-based compensation	1,255	543
Restructuring charges	185	371
Costs directly attributed to the COVID-19 pandemic (2)	22	128
Loss on debt modification	421	449
Other	—	—
Adjusted net income (loss), non-GAAP	$(2,010)	$56

(1) Amounts are net of estimated statutory tax rates of 25%.
(2) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended
	January 1, 2022	January 2, 2021
Diluted loss per share	$(0.15)	$(0.06)
One-time charge adjustments, net of tax benefit or expense	0.08	0.06
Adjusted diluted earnings (loss) per share, non-GAAP	$(0.07)	$—
Weighted average dilutive shares outstanding	28,395,912	27,060,259